EXHIBIT 21.0

Subsidiaries of Registrant

Subsidiaries of

OREGON STEEL MILLS, INC.

Canadian National Steel Corporation – Alberta, Canada – dba Camrose Pipe Company
Camrose Pipe Corporation – Delaware - dba Columbia Structural Tubing
New CF&I, Inc. - Delaware (1)
Oregon Steel de Guayana, Inc. - Delaware
OSM GlassificationTM, Inc. - Oregon
CF&I Steel, L.P. (a partnership) – Delaware –
dba Rocky Mountain Steel Mills (2)
Colorado & Wyoming Railway Company – Delaware
OSM Distribution, Inc. – Delaware
Oregon Steel Mills Processing, Inc. – Delaware
Oregon Feralloy Partners (a partnership) – Oregon (4)
LSI Plate (a partnership) – Oregon (5)

(1)	The Company owns 90% of New CF&I, Inc.

(2)

New CF&I, the general partner of CF&I, owns 95.2% and 100% of the equity interest in CF&I and Colorado & Wyoming Railway Company, respectively.  In addition, the Company directly owns 4.3% of the equity interest in CF&I, Steel L.P.

(3)	The Company owns 60% of Oregon Feralloy Partners.

(4)	The Company Owns 50% of LSI Plate.

The Company owns 100% of all remaining subsidiaries listed.